Exhibit 10.16

AV HOMES, INC.
2015 INCENTIVE COMPENSATION PLAN

Performance Share Award Agreement

AV Homes, Inc. (the “Company”), pursuant to its 2015 Incentive Compensation Plan (the “Plan”), hereby grants to you, the Participant named below, an award of shares of the Company’s common stock whose vesting is subject the satisfaction of both service-based and performance-based conditions (the “Performance Shares”). The terms and conditions of this Performance Share Award are set forth in this Performance Share Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you.

Name of Participant: [____________]
Number of Performance Shares: [______]	Grant Date: [______]
Vesting Schedule: Performance Shares eligible to vest on the Scheduled Vesting Date will vest to the extent provided in Sections 4 and 5 of the Terms and Conditions.
Scheduled Vesting Date [______]	Number of Performance Shares Eligible to Vest [______]

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Performance Share Award.

PARTICIPANT:    AV HOMES, INC.

By:______________________________________
[______]    Title: ______________________________

AV Homes, Inc.
2015 INCENTIVE COMPENSATION PLAN

Performance Share Award Agreement

Terms and Conditions

1.
Grant of Performance Shares. The Company hereby grants to you, as of the Grant Date specified on the cover page of this Agreement and subject to the terms and conditions in this Agreement and the Plan, an Award of the number of Performance Shares specified on the cover page of this Agreement. Unless and until these Performance Shares vest as provided in Section 4 below, they are subject to the restrictions specified in Section 3 of this Agreement.

2.
Delivery of Performance Shares. As soon as practicable after the Grant Date, the Company will cause its transfer agent to maintain a book entry account in your name reflecting the issuance of the Performance Shares. The Secretary of the Company and the Company's transfer agent will cause the Performance Shares to be maintained as restricted shares in such book entry account until the Performance Shares either vest as provided in Section 4 or are forfeited as provided in Section 7. The book entry account that reflects the issuance of such Performance Shares will be subject to stop transfer instructions as provided in Section 11. Your right to receive this Performance Share Award is conditioned upon your execution and delivery to the Company of any instruments of assignment that may be necessary to permit transfer to the Company of all or a portion of the Performance Shares if such Performance Shares are forfeited in whole or in part.

3.    Applicable Restrictions.

(a)    Beginning on the Grant Date, you shall have all rights and privileges of a stockholder of the Company with respect to the Performance Shares except as follows (the “Restrictions”):

(i)	dividends and other distributions declared and paid with respect to the Performance Shares before they vest shall be subject to Section 3(c);

(ii)
none of the Performance Shares may be sold, transferred, assigned, pledged or otherwise encumbered, subjected to a levy or attachment or disposed of before they vest other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or, if and to the extent permitted under the Plan, pursuant to a beneficiary designation submitted to the Company; and

(iii)	all or a portion of the Performance Shares may be forfeited in accordance with Section 7.

(b)    Any attempt to transfer or dispose of any Performance Shares in a manner contrary to the Restrictions shall be void and of no effect.

(c)    You will be entitled to receive regular cash dividends with respect to outstanding but unvested Performance Shares, but any other dividends or distributions payable or distributable with respect to or in exchange for outstanding but unvested Performance Shares, including any shares of Company common stock or other property or securities distributable as the result of any equity restructuring or other change in corporate capitalization described in Section 12(a) of the Plan, shall be delivered to, retained and held by the Company subject to the same Restrictions, vesting conditions and other terms of this Agreement to which the underlying unvested Performance Shares are subject. At the time the underlying Performance Shares vest, the Company shall deliver to you (without interest) the portion of such retained dividends and distributions that relate to the Performance Shares that have vested. You agree to execute and deliver to the Company any instruments of assignment that may be necessary to permit transfer to the Company of all or any portion of any dividends or distributions subject to this Section 3(c) that may be forfeited.

4.	Vesting of Performance Shares.

(a)Scheduled Vesting. The Performance Shares eligible to vest on the Scheduled Vesting Date specified in the Vesting Schedule on the cover page of this Agreement will vest on that date (i) if you have continuously been employed by the Company or one of its subsidiaries from the Grant Date to the Scheduled Vesting Date and (ii) only to the extent that such Performance Shares have been earned as provided in Section 5 during the applicable performance period.

(b)Accelerated Vesting. Notwithstanding Section 4(a), all outstanding Performance Shares will vest in full if your employment with the Company and its subsidiaries terminates within 24 months after a Change in Control (as defined in Section 2(g) of the Plan or any employment agreement between you and the Company) due to your involuntary termination without Cause (as defined in Section 10(a)) or to your voluntary termination for Good Reason (as defined in Section 10(b)).

5.
Earned Performance Shares. Whether and to what degree the Performance Shares subject to this Award will have been earned as of the Scheduled Vesting Date will be determined by whether and to what degree the Company has satisfied the applicable performance objective(s) for the performance period beginning on January 1, 2016 and ending on December 31, 2018 (the “Performance Period”) as set forth in Appendix A. Unearned Performance Shares are subject to forfeiture as provided in Section 7.

6.
Release of Unrestricted Shares. Upon the vesting of Performance Shares and the corresponding lapse of the Restrictions, and after the Company has determined that all conditions to the release of unrestricted shares of Company common stock to you, including Sections 9 and 12 of this Agreement, have been satisfied, it shall release to you such unrestricted shares, as evidenced by issuance to you of a stock certificate without restrictive legend, by electronic delivery of such shares to a brokerage account designated by you, or by an unrestricted book-entry registration of such shares with the Company’s transfer agent.

7.
Forfeiture of Performance Shares. Subject to Section 4(b), if your employment with the Company and its subsidiaries terminates before all of the Performance Shares have vested, or if you attempt to transfer Performance Shares in a manner contrary to the Restrictions, you will immediately forfeit all unvested Performance Shares. In addition, any Performance Shares that are not earned as of the completion of the Performance Period will immediately be forfeited. Any Performance Shares that are forfeited shall be returned to the Company for cancellation.

8.
83(b) Election. You may make and file with the Internal Revenue Service an election under Section 83(b) of the Internal Revenue Code with respect to the grant of the Performance Shares hereunder, electing to include in your gross income as of the Grant Date the Fair Market Value (as defined in Section 2(q) of the Plan) of the Performance Shares as of the Grant Date. You shall promptly provide a copy of such election to the Company. If you make and file such an election, you shall make such arrangements in accordance with Section 9 as are satisfactory to the Company to provide for the timely payment of all applicable withholding taxes.

9.
Withholding Taxes. You hereby authorize the Company (or any Company subsidiary) to retain a portion of the unrestricted shares of Company common stock that would otherwise be released to you upon vesting of the Performance Shares to satisfy any federal, state or local withholding taxes that may be due as a result of the receipt or vesting of the Performance Shares, unless you have made other arrangements acceptable to the Company for payment of all such withholding taxes in accordance with the provisions of Section 14 of the Plan.

10.	Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

(a)Cause. “Cause” shall mean: (i) an act of dishonesty in connection with your responsibilities as an employee; (ii) your arrest for, commission of, or plea of nolo contendere to, a felony, a crime of moral turpitude, or any criminal offense the Company’s board of directors (The “Board”) in good faith determines is damaging to the reputation or operation of the Company; (iii) your insubordination or willful refusal to follow reasonable directives of the CEO or the Board or your direct supervisor; (iv) your breach or threatened breach of any fiduciary duty or duty of loyalty to the Company; (v) your gross negligence or willful misconduct in the performance of your duties as an employee of the Company; (vi) your engagement in conduct that the CEO or the Board reasonably determines is injurious, whether directly or indirectly, to the Company or any of its subsidiaries; or (vii) your failure to perform your assigned duties, and, where such failure is curable, if such failure is not cured within thirty (30) days following receipt of written notice thereof from the Company.

(b)Good Reason. “Good Reason” for voluntary termination of employment following a Change in Control shall mean the occurrence of one or more of the following events, so long as you provided written notice to the Company of the event not later than thirty (30) days after it occurred and the condition resulting from the event has not been remedied by the Company within thirty (30) days after its receipt of such notice: (i) without your prior written consent, your then current annual base salary is reduced by 20% or more; (ii) without your prior written consent, your place of employment is relocated more than fifty (50) miles from its location on the Grant Date; (iii) a material reduction in your duties or responsibilities as an employee; provided, however, that a change in your reporting relationship or a change in your title will not, by itself, be sufficient to constitute a material reduction in duties or responsibilities; or (iv) the Company materially breaches any provision of this Agreement or any employment agreement between you and the Company. Any of the foregoing events shall cease to be Good Reason if you do not terminate your employment within sixty (60) days after the event occurs.

11.
Stop Transfer Instructions. In order to ensure compliance with the Restrictions, the Company will issue appropriate “stop transfer” instructions to its transfer agent which will apply to the Performance Shares until they vest. The Company shall not be required (i) to transfer on its books any Performance Shares that have purportedly been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Performance Shares or to accord the right to vote or receive dividends to any transferee to whom such Performance Shares shall have been purportedly sold or transferred in violation of any of the provisions of this Agreement.

12.
Compliance with Applicable Legal Requirements. No unrestricted shares of Company common stock deliverable pursuant to this Agreement shall be delivered unless the such delivery complies with all applicable legal requirements, including compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of the exchange(s) on which the Company’s common stock may, at the time, be listed. Any stock certificate or book-entry evidencing shares of Company common stock to be delivered pursuant to this Agreement that are subject to securities law restrictions shall bear or be accompanied by an appropriate restrictive legend or stop transfer instruction.

13.
Governing Plan Document. This Agreement and Performance Share Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan, as it may be amended from time to time, will govern. You acknowledge that any shares of Company common stock delivered pursuant to this Agreement will be subject to the terms of the Company’s Securities Trading Policy or any successor insider trading policy adopted by the Company from time to time.

14.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).

15.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

16.
No Right to Continued Employment. This Agreement does not give you a right to continued employment with the Company or any of its subsidiaries, and the Company or any such subsidiary may terminate your employment at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

17.
Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company at its office at 8601 N. Scottsdale Road, Suite 225, Scottsdale, Arizona 85253, Attention: Corporate Secretary, and all notices or communications by the Company to you may be given to you personally or may be mailed or emailed to you at the applicable address indicated in the Company's records as your most recent mailing or email address.

18.
No Waiver; Amendments. The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed as a waiver of such provision or of any other provision of this Agreement. This Agreement can be modified or amended only by a written agreement signed or otherwise authenticated in a manner approved by the Company by both parties hereto.

By signing the cover page of this Agreement or otherwise accepting this Award in a manner approved by the Company, you agree to all the terms and conditions contained in this Agreement and in the Plan document.

Appendix A
To Performance Share Award Agreement

[Performance Objectives]